UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2004

HESKA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1613 Prospect Parkway
Fort Collins, Colorado 80525

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:  (970) 493-7272

Former name or former address, if changed since last report:  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencemnt communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

         At a meeting held on December 2, 2004, the Compensation Committee of the Board of Directors of Heska Corporation (the “Company”) approved an acceleration of vesting of all Company stock options with an option price greater than $1.08, the closing price on the Nasdaq Stock Market on such date (the “Acceleration”). The Acceleration is effective for stock options outstanding as of December 2, 2004. As a result of the Acceleration, approximately 2.2 million options or 23% of the total outstanding options with varying remaining vesting schedules became immediately exercisable. Of the aggregate number of options subject to the Acceleration, approximately 1.1 million options or 12% of the total outstanding options with varying remaining vesting schedules which became immediately exercisable are held by the Company's directors and named executive officers. In connection with the decision of the Compensation Committee, each option agreement underlying options subject to the Acceleration will be amended to reflect the Acceleration.

Item 8.01       Other Events.

        See Item 1.01 above.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION a Delaware corporation
Dated: December 8, 2004	By: /s/Jason A. Napolitano JASON A. NAPOLITANO Executive Vice President and Chief Financial Officer